Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 30, 2005, accompanying the consolidated financial statements of Supercom Ltd. and its’ subsidiaries contained in this Registration Statements and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name, as it appears under the caption “Experts” and “selected consolidated financial date”.

Fahn Kanne & Co. Certified Public Accountants (Isr.)
Tel-Aviv, Israel
January 5, 2006